December 2010

Preliminary Terms No. 611 Registration Statement No. 333-156423 Dated December 14, 2010 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities

Contingent Income Auto-Callable Securities due December 24, 2012
Based on the Performance of the iShares® MSCI Brazil Index Fund
Contingent Income Auto-Callable Securities offer the opportunity for investors to earn a contingent quarterly payment equal to 2.00% to 3.00% of the stated principal amount, with respect to each determination date on which the closing price of the underlying shares is greater than 80% of its initial share price, which we refer to as the downside threshold level.  In addition, if the closing price of the underlying shares is greater than the initial share price on any determination date, the securities will be automatically redeemed for an amount per security equal to the stated principal amount and the contingent quarterly payment.  However, if on any determination date the closing price of the underlying shares is equal to or less than the initial share price, the securities will not be redeemed and if that closing price is equal to or less than the downside threshold level, you will not receive any contingent quarterly payment for that quarterly period. As a result, Investors must be willing to accept the risk of not receiving any contingent quarterly payment and also the risk of losing some or all of their principal, which will occur if the securities are not redeemed prior to maturity and the closing price of the underlying shares is below the downside threshold level on the final determination date, in which case investors will be exposed to the decline in the closing price of the underlying shares and the cash payment investors receive at maturity will be significantly less than the stated principal amount of the securities and may be zero. Accordingly, the securities do not guarantee any return of principal at maturity.  Investors will not participate in any appreciation of the underlying shares.  The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Underlying shares:	Shares of the iShares® MSCI Brazil Index Fund
Aggregate principal amount:	$
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and Issue Price” below)
Pricing date:	December 27, 2010
Original issue date:	December 30, 2010 (3 business days after the pricing date)
Maturity date:	December 24, 2012
Early redemption:
If, on any of the first seven determination dates, the determination closing price of the underlying shares is greater than the initial share price, the securities will be automatically redeemed for an early redemption payment on the fifth business day following the related determination date.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.
Determination closing price:	The closing price of one underlying share on any determination date other than the final determination date times the adjustment factor on such determination date
Contingent quarterly payment:
•  If on any determination date, the determination closing price or the final share price, as applicable, is greater than the downside threshold level, we will pay a contingent quarterly payment of $0.20 to $0.30 (2.00% to 3.00% of the stated principal amount) per security on the related contingent payment date.  The actual contingent quarterly payment amount will be determined on the pricing date.

•  If on any determination date, the determination closing price or the final share price, as applicable, is less than or equal to the downside threshold level, no contingent quarterly payment will be made with respect to that determination date.

Determination dates:
March 27, 2011, June 27, 2011, September 27, 2011, December 27, 2011, March 27, 2012, June 27, 2012, September 27, 2012, December 17, 2012.  We also refer to December 17, 2012 as the final determination date.

Contingent payment dates:
With respect to each determination date other than the final determination date, the fifth business day after the related determination date.  The payment of the contingent quarterly payment, if any, with respect to the final determination date will be made on the maturity date.

Payment at maturity:	• If the final share price is greater than the downside threshold level:	(i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date
	• If the final share price is less than or equal to the downside threshold level:	(i) the stated principal amount times (ii) the share performance factor
Share performance factor:	The final share price divided by the initial share price
Adjustment factor:	1.0, subject to adjustment in the event of certain corporate events affecting the underlying shares
Downside threshold level:	$ , which is equal to 80% of the initial share price
Initial share price:	The closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the final determination date times the adjustment factor on such date
CUSIP:	61759G166
ISIN:	US61759G1664
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per security	$10	$0.20	$9.80
Total	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor.  The lowest price payable by an investor is $9.925 per security.  Please see “Syndicate Information” on page 11 for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $ 0.20 for security they sell. See “Supplemental Information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement for Auto-Callable Securities dated August 20, 2009             Prospectus dated December 23, 2008

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Contingent Income Auto-Callable Securities due December 24, 2012
Based on the Performance of the iShares® MSCI Brazil Index Fund

Investment Overview

The Contingent Income Auto-Callable Securities due December 24, 2012, Based on the Performance of the iShares® MSCI Brazil Index Fund, which we refer to as the securities, provide an opportunity for investors to earn a contingent quarterly payment, which is an amount equal to $0.20 to $0.30 (2.00% to 3.00% of the stated principal amount, to be determined on the pricing date) per security, with respect to each quarterly determination date on which the determination closing price or the final share price, as applicable, is greater than 80% of the initial share price, which we refer to as the downside threshold level.  The contingent quarterly payment, if any, will be payable quarterly on the contingent payment date, which is the fifth business day after the related determination date.  It is possible that the closing price of the underlying shares could remain at or below the downside threshold level for extended periods of time or even throughout the term of the securities so that you may receive little or no contingent quarterly payments.

If the determination closing price is greater than the initial share price on any of the first seven determination dates, the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent quarterly payment with respect to the related determination date.  If the securities have not previously been redeemed and the final share price is greater than the downside threshold level, the payment at maturity will also be the sum of the stated principal amount and the contingent quarterly payment with respect to the related determination date.  However, if the securities have not previously been redeemed and the final share price is less than or equal to the downside threshold level, investors will be exposed to the decline in the closing price of the underlying shares, as compared to the initial share price, on a 1 to 1 basis and receive a cash payment equal to the product of the stated principal amount and the share performance factor, which will be less than 80% of the stated principal amount of the securities and may be zero.  Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of not receiving any contingent quarterly payment.  In addition, investors will not participate in any appreciation of the underlying shares.

iShares® MSCI Brazil Index Fund Overview

The iShares® MSCI Brazil Index Fund is an exchange-traded fund managed by iShares®, Inc., a registered investment company, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Brazil IndexSM.  The MSCI Brazil IndexSM is a stock index owned, calculated, and published by MSCI Inc., a majority-owned subsidiary of Morgan Stanley.  It is a free float adjusted, market capitalization index of securities listed on the Sao Paulo Stock Exchange (BOVESPA).  MSCI targets an 85% free float adjusted market representation level within each industry group in Brazil.

Information as of market close on December 8, 2010:

Bloomberg Ticker Symbol:	EWZ	52 Week High (on 11/4/2010):	$81.58
Current Share Price:	$75.90	52 Week Low (5/20/2010):	$58.61
52 Weeks Ago:	$76.01

Shares of the iShares® MSCI Brazil Index Fund Daily Closing Prices January 1, 2005 to December 8, 2010

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Key Investment Rationale

The securities offer investors an opportunity to earn a contingent quarterly payment equal to 2.00% to 3.00% of the stated principal amount with respect to each determination date on which the determination closing price or the final price, as applicable, is greater than 80% of the initial share price, which we refer to as the downside threshold level.  The securities may be redeemed prior to maturity for the stated principal amount per security plus the applicable contingent quarterly payment, and the payment at maturity will vary depending on the final share price, as follows:

Scenario 1
On any of the first seven determination dates, the determination closing price is greater than the initial share price.

▪ The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.

▪  Investors will not participate in any appreciation of the underlying shares from the initial share price.

Scenario 2
The securities are not automatically redeemed prior to maturity and the final share price is greater than the downside threshold level.

▪ The payment due at maturity will be (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date.

▪  Investors will not participate in any appreciation of the underlying shares from the initial share price.

Scenario 3
The securities are not automatically redeemed prior to maturity and the final share price is less than or equal to the downside threshold level.

▪ The payment due at maturity will be the product of the stated principal amount and share performance factor. The share performance factor is the quotient of final share price and initial share price.

▪  Investors will lose some and may lose all of their principal in this scenario.

Summary of Selected Key Risks (see page 14)

▪	The securities do not guarantee the return of any principal.

▪	The contingent quarterly payment, if any, is paid on a quarterly basis and is based solely on the determination closing price on the specified determination dates.

▪	You will not receive any contingent quarterly payment for any quarterly period where the determination closing price is less than or equal to the downside threshold level.

▪	Investors will not participate in any appreciation in the price of the underlying shares.

▪
The automatic early redemption feature may limit the term of your investment to as short as 3 months.  If the securities are redeemed early, you may not be able to reinvest at comparable terms or returns.

▪
The market price of the securities will be influenced by many unpredictable factors, including the trading price, volatility and dividend rates of the underlying shares and of the stocks underlying the MSCI Brazil Index, and you may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪	The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

▪	There are risks associated with investments in securities linked to the value of equity securities of a single emerging markets economy.

▪	The securities are subject to currency exchange rate risk.

▪	Investing in the securities is not equivalent to investing in the shares of the iShares® MSCI Brazil Index Fund or the stocks underlying the MSCI Brazil Index.

▪	Adjustments to the underlying shares or to the MSCI Brazil Index could adversely affect the value of the securities.

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Based on the Performance of the iShares® MSCI Brazil Index Fund

▪	The underlying shares and the MSCI Brazil Index are different.

▪	The antidilution adjustments the calculation agent is required to make do not cover every corporate event that can affect the underlying shares.

▪	Secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

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How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the determination closing price and (2) the final share price.

Diagram #1: First Seven Determination Dates

Diagram #2:  Payment at Maturity if No Automatic Early Redemption Occurs

For more information about the payout upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” starting on page 12.

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Fact Sheet

The securities offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any repayment of principal at maturity and have the terms described in the accompanying prospectus supplement and the prospectus, as supplemented or modified by these preliminary terms.  The securities provide a contingent quarterly payment equal to 2.00% to 3.00% of the stated principal amount with respect to each determination date on which the closing price of the underlying shares is greater than the downside threshold level.  The securities will be automatically redeemed if the closing price of the underlying shares is greater than the initial price on any determination date. Investors must be willing to accept the risk of not receiving any contingent quarterly payments and also the risk of losing some or all of their principal, which will occur if the securities are not redeemed prior to maturity and the final share price is less than or equal to the downside threshold level, in which case you will receive a cash payment significantly less than the stated principal amount per security and you may lose your entire investment. The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the securities are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
December 27, 2010	December 30, 2010 (3 business days after the pricing date)	December 24, 2012
Key Terms
Issuer:	Morgan Stanley
Underlying shares:	Shares of the iShares® MSCI Brazil Index Fund
Aggregate principal amount:	$
Stated principal amount:	$10 per security (see “Commissions and Issue Price” below)
Issue price:	$10 per security
Early redemption:
If, on any of the first seven determination dates, the determination closing price of the underlying shares is greater than the initial share price, the securities will be automatically redeemed for an early redemption payment on the fifth business day following the related determination date.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.
Determination closing price:	The closing price of the underlying shares on any determination date other than the final determination date times the adjustment factor on such determination date
Contingent quarterly payment:
•      If on any determination date, the determination closing price or the final share price, as applicable, is greater than the downside threshold level, we will pay a contingent quarterly payment of $0.20 to $0.30 (2.00% to 3.00% of the stated principal amount) per security on the related contingent payment date.  The actual contingent payment amount will be determined on the pricing date.

•     If on any determination date, the determination closing price or the final share price, as applicable, is less than or equal to the downside threshold level, no contingent quarterly payment will be made with respect to that determination date.

Determination dates:
March 27, 2011, June 27, 2011, September 27, 2011, December 27, 2011, March 27, 2012, June 27, 2012, September 27, 2012, December 17, 2012.  We also refer to December 17, 2012 as the final determination date.

Contingent payment dates:
With respect to each determination date other than the final determination date, the fifth business day after the related determination date. The payment of the contingent quarterly payment, if any, with respect to the final determination date will be made on the maturity date.

Payment at maturity:	• If the final share price is greater than the downside threshold level:	(i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date
	• If the final share price is less than or equal to the downside threshold level:	(i) the stated principal amount times (ii) the share performance factor
Share performance factor:	The final share price divided by the initial share price
Adjustment factor:	1.0, subject to adjustment in the event of certain corporate events affecting the underlying shares
Downside threshold level:	$ , which is equal to 80% of the initial share price
Initial share price:	The closing price of the underlying shares on the pricing date
Final share price:	The closing price of the underlying shares on the final determination date times the adjustment factor on such date
Postponement of maturity date:
If the scheduled final determination date is not a trading day or if a market disruption event occurs on that day so that the final determination date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the second business day following that final determination date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 14.

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General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	61759G166
ISIN:	US61759G1664
Minimum ticketing size:	100 securities
Tax considerations:
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities issued under this document and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the securities.  This discussion applies only to initial investors in the securities who:

•  purchase the securities at their “issue price”; and
•  will hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•  certain financial institutions;
•  insurance companies;
•  certain dealers and traders in securities, commodities or foreign currencies;
•  investors holding the securities as part of a “straddle,” conversion transaction, integrated transaction or constructive sale transaction;
•  U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;
•  partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
•  regulated investment companies;
•  real estate investment trusts;
•  tax-exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively; or
•  persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this document may affect the tax consequences described herein.  Persons considering the purchase of the securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Under current law and subject to the discussion below under “—Tax Consequences to Non-U.S. Holders,” you agree with us to treat each security for U.S. federal income tax purposes as a single financial contract that provides for a contingent quarterly payment which will be treated as gross income to you at the time received or accrued in accordance with your method of accounting.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the tax treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments of the securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of each security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•  a citizen or resident of the United States;
•  a corporation, or other entity taxable as a corporation for U.S. federal income tax

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purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or
•      an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the treatment of the securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Basis.  A U.S. Holder’s tax basis in the securities should equal the amount paid by the U.S. Holder to acquire the securities.

Tax Treatment of Contingent Quarterly Payment.  Any contingent quarterly payment on the securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Early Redemption or Settlement of the Securities.  Upon a sale, exchange, early redemption or settlement of the securities at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange, early redemption or settlement and the U.S. Holder’s tax basis in the securities sold, exchanged, redeemed or settled.  Any gain or loss recognized should be long-term capital gain or loss if the U.S. Holder has held the securities for more than one year at the time of the sale, exchange, early redemption or settlement, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).  If the IRS were successful in asserting that the Contingent Debt Regulations applied to the securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue original issue discount on the securities every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the securities would be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

Other alternative federal income tax treatments of the securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the securities.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the securities and the proceeds from a sale, exchange or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information

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reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is for U.S. federal income tax purposes:

•  an individual who is classified as a nonresident alien;
•  a foreign corporation; or
•  a foreign trust or estate.

The term “Non-U.S. Holder” does not include any of the following holders:

•  a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;
•  certain former citizens or residents of the United States; or
•  a holder for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

Notwithstanding the tax treatment described above, significant aspects of the tax treatment of each security are uncertain.  Accordingly, we intend to withhold on any contingent quarterly payment made to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision, regardless of whether the Non-U.S. Holder recognizes overall gain or loss on the securities.  We will not be required to pay any additional amounts with respect to amounts withheld.  In order to claim an exemption from or a reduction in the 30% withholding tax, a Non-U.S. Holder of the securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for a reduction of, or an exemption from withholding under, an applicable tax treaty.  If you are a Non-U.S. Holder, you should consult your tax advisers regarding the tax treatment of the securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the securities may be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the securities at maturity as well as in connection with the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the securities by taking positions in the underlying shares, in futures and/or options contracts on the underlying shares, or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the initial share price and, as a result, the downside threshold level which is the price above which the underlying shares must close on each determination date in order for you to earn a contingent quarterly payment and, if the securities are not redeemed prior to maturity, in order for you to avoid being exposed to the negative price performance of the underlying shares at maturity.

Benefit plan investor	Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee

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considerations:
Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

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Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the securities through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. Incorporated, a fixed sales commission of $0.20 for each security they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for auto-callable securities.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the securities	Selling concession	Principal amount of securities for any single investor
$10.00	$0.2000	<$1MM
$9.9625	$0.1625	≥$1MM and <$3MM
$9.9438	$0.1438	≥$3MM and <$5MM
$9.9250	$0.1250	≥$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the securities distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the securities.  We encourage you to read the accompanying prospectus supplement for auto-callable securities and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

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Hypothetical Examples

The below examples are based on the following terms:

Hypothetical Initial Share Price:	$75
Hypothetical Downside Threshold Level:	$60, which is 80% of the initial share price
Hypothetical Adjustment Factor:	1.0
Hypothetical Contingent Quarterly Payment:	$0.25 (2.50% of the stated principal amount)
Stated Principal Amount:	$10 per security

In Examples 1 and 2, the closing price of the underlying shares fluctuates over the term of the securities and the determination closing price of the underlying stock is greater than the hypothetical initial share price of $75 on one of the first seven determination dates.  Because the determination closing price is greater than the initial share price on one of the first seven determination dates, the securities are automatically redeemed following the relevant determination date.  In Examples 3 and 4, the determination closing price on the first seven determination dates is less than or equal to the initial share price, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.
	Example 1			Example 2
Determination Dates	Hypothetical Determination Closing Price	Contingent Quarterly Payment	Early Redemption Amount*	Hypothetical Determination Closing Price	Contingent Quarterly Payment	Early Redemption Amount
#1	$55.5	$0	N/A	$69	$0.25	N/A
#2	$75.5	—*	$10.25	$59	$0	N/A
#3	N/A	N/A	N/A	$71	$0.25	N/A
#4	N/A	N/A	N/A	$90	—*	$10.25
#5	N/A	N/A	N/A	N/A	N/A	N/A
#6	N/A	N/A	N/A	N/A	N/A	N/A
#7	N/A	N/A	N/A	N/A	N/A	N/A
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A
* The Early Redemption Amount includes the unpaid contingent quarterly payment with respect to the determination date on which the determination closing price is greater than the initial share price and the securities are redeemed as a result.

▪
In Example 1, the securities are automatically redeemed following the second determination date as the determination closing price on the second determination date is greater than the initial share price.  You receive the early redemption payment, calculated as follows:

stated principal amount + contingent quarterly payment = $10 + $0.25 = $10.25

In this example, the early redemption feature limits the term of your investment to as short as 6 months and you may not be able to reinvest at comparable terms or returns.  If the securities are redeemed early, you will stop receiving contingent payments.

▪
In Example 2, the securities are automatically redeemed following the fourth determination date as the determination closing price on the fourth determination date is greater than the initial share price.  As the determination closing prices on the first and third determination dates are greater than the downside threshold level, you receive the contingent payment of $0.25 with respect to each such determination date.  Following the fourth determination date, you receive an early redemption amount of $10.25, which includes the contingent quarterly payment with respect to the fourth determination date.

In this example, the early redemption feature limits the term of your investment to one year and you may not be able to reinvest at comparable terms or returns.  If the securities are redeemed early, you will stop receiving contingent payments.

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Further, although the underlying shares have appreciated by 20% from their initial share price on the fourth determination date, you only receive $10.25 per security which represents an appreciation of 10.00% from the initial share price.

	Example 3			Example 4
Determination Dates	Hypothetical Determination Closing Price	Contingent Quarterly Payment	Early Redemption Amount	Hypothetical Determination Closing Price	Contingent Quarterly Payment	Early Redemption Amount
#1	$59	$0	N/A	$59	$0	N/A
#2	$58	$0	N/A	$58	$0	N/A
#3	$57	$0	N/A	$57	$0	N/A
#4	$60	$0	N/A	$60	$0	N/A
#5	$59	$0	N/A	$61	$0.25	N/A
#6	$58	$0	N/A	$62	$0.25	N/A
#7	$56	$0	N/A	$59	$0	N/A
Final Determination Date	$50	$0	N/A	$60	—*	N/A
Payment at Maturity	$6.67			$10.25
* The final contingent quarterly payment, if any, will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final share price.

▪
In Example 3, the closing price of the underlying shares remains below the downside threshold level throughout the term of the securities.  As a result, you do not receive any contingent payments during the term of the securities and, at maturity, you are fully exposed to the decline in the closing price of the underlying shares.  Your payment at maturity is calculated as follows:

$10 × ($50/$75) = $6.67
In this example, you receive a payment at maturity per security which is significantly less than the stated principal amount.

▪
In Example 4, the closing price of the underlying shares decreases to a final share price of $60.  Although the final share price is less than the initial share price, because the final share price is still greater than the downside threshold level, you receive the stated principal amount plus a contingent quarterly payment with respect to the final determination date.  Your payment at maturity is calculated as follows:

$10 + $0.25 = $10.25
In this example, although the final share price represents a 20% decline from the initial share price, you receive the stated principal amount per security plus the contingent quarterly payment, equal to a total payment of $10.25 per security at maturity.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement and the accompanying prospectus.  You should also consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

▪
The securities do not guarantee the return of any principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity.  Instead, if the securities have not been automatically redeemed prior to maturity and if the final share price is less than or equal to the downside threshold level, you will be exposed to the decline in the closing price of the underlying shares, as compared to the initial share price, on a 1 to 1 basis and such payment will be a loss of at least 20% on your initial investment and may be zero.

▪
The contingent quarterly payment is based solely on the determination closing price or the final share price, as applicable.  Whether the contingent quarterly payment will be made with respect to a determination date will be based on the determination closing price or the final share price, as applicable.  As a result, you will not know whether you will receive the contingent quarterly payment until the related determination date.  Moreover, because the contingent quarterly payment is based solely on the determination closing price on a specific determination date or the final share price, as applicable, if such determination closing price or final share price is less than or equal to the downside threshold level, you will not receive any contingent quarterly payment with respect to such determination date, even if the closing price of the underlying shares was higher on other days during the term of the securities.

▪
You will not receive any contingent quarterly payment for any quarterly period where the determination closing price is less than or equal to the downside threshold level.  A contingent quarterly payment will be made with respect to a quarterly period only if the determination closing price is greater than the downside threshold level.  If the determination closing price remains below the downside threshold level on each determination date over the term of the securities, you will not receive any contingent quarterly payments.

▪
Investors will not participate in any appreciation in the price of the underlying shares.  Investors will not participate in any appreciation in the price of the underlying shares from the initial share price, and the return on the securities will be limited to the contingent quarterly payment that is paid with respect to each determination date on which the determination closing price or the final share price, as applicable, is greater than the downside threshold level.  It is possible that the closing price of the underlying shares could be at or below the downside threshold level on most or all of the determination dates so that you will receive little or no contingent quarterly payments.  If you do not earn sufficient contingent quarterly payments over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

▪
Early redemption risk. The term of your investment in the securities may be limited to as short as three months by the automatic early redemption feature of the securities.  If the securities are redeemed prior to maturity, you will receive no more contingent quarterly payments and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. Although we expect that generally the closing price of the underlying shares on any day will affect the value of the securities more than any other single factor, other factors that may influence the value of the securities include:

o	the trading price and volatility (frequency and magnitude of changes in value) of the underlying shares,

o	whether the determination closing price has been at or below the downside threshold level on any determination date,

o	dividend rates on the underlying shares and on the stocks underlying the MSCI Brazil Index,

o	interest and yield rates in the market,

o	time remaining until the securities mature,

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o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying shares or equities markets generally and which may affect the final share price of the underlying shares,

o	the exchange rates of the U.S. dollar relative to the currencies in which the stocks underlying the MSCI Brazil Index trade,

o	the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The price of the underlying shares may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.  See “Historical Information” below.  You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities upon automatic redemption or at maturity, and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
There are risks associated with investments in securities linked to the value of equity securities of a single emerging markets economy.  The stocks included in the MSCI Brazil Markets Index and that are generally tracked by the shares have been issued by Brazilian companies.  Therefore, an investment in the securities is a concentrated investment in the equity securities of a single emerging markets economy.  Investments in securities linked to the value of equity securities issued in Brazil involve risks associated with the securities markets in Brazil, including risks of volatility in Brazilian markets, intervention in Brazilian markets by the government of Brazil and cross-shareholdings in Brazilian companies.  Also, there is generally less publicly available information about Brazilian companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and Brazilian companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities in Brazilian markets may be affected by political, economic, financial and social factors in Brazil, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Moreover, the Brazilian economy may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

In 1999, Brazil experienced a currency crisis and a significant devaluation of its currency.  If Brazil were to experience another such significant devaluation, it would have a significant negative impact on the Brazilian equities markets which are generally tracked by the MSCI Brazil Index and the shares.  We cannot assure you that a currency crisis or significant devaluation will not happen in the future to the Brazilian real, which would have significant negative effects on the value of the security.  See “—The securities are subject to currency exchange risk” below.

▪
The securities are subject to currency exchange rate risk.  Because the price of the underlying shares is related to the U.S. dollar value of stocks underlying the iShares® MSCI Brazil Index Fund, holders of the securities will be exposed to currency exchange rate risk with respect to the Brazilian real.  If the Brazilian real weakens relative to the U.S. dollar, the price of the underlying shares will be adversely affected and the payment at maturity on the securities may be reduced.

Of particular importance to potential currency exchange risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rate levels;

o	the balance of payments; and

o	the extent of governmental surpluses or deficits in Brazil and the United States of America.

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All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Brazil and the United States and other countries important to international trade and finance.

As noted above, the currency of Brazil in 1999 suffered a currency crisis and significant devaluation.  We cannot assure you that a currency crisis or significant devaluation will not happen in the future to the Brazilian real, which would have significant negative effects on the value of the securities.

▪
Not equivalent to investing in the shares of the iShares® MSCI Brazil Index Fund.  Investing in the securities is not equivalent to investing in the shares of the iShares® MSCI Brazil Index Fund, the MSCI Brazil Index or the stocks underlying the MSCI Brazil Index.  Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the shares of the iShares® MSCI Brazil Index Fund or the stocks underlying the MSCI Brazil Index.

▪
Adjustments to the underlying shares or to the MSCI Brazil Index could adversely affect the value of the securities.  The investment adviser to the iShares® MSCI Brazil Index Fund, BlackRock Fund Advisors (the “Investment Adviser”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Brazil Index.  Pursuant to its investment strategy or otherwise, the Investment Adviser may add, delete or substitute the stocks composing the iShares® MSCI Brazil Index Fund. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the securities.  MSCI Inc. (“MSCI”) is responsible for calculating and maintaining the MSCI Brazil Index.  MSCI may add, delete or substitute the stocks constituting the MSCI Brazil Index or make other methodological changes that could change the value of the MSCI Brazil Index.  MSCI may discontinue or suspend calculation or publication of the MSCI Brazil Index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued MSCI Brazil Index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The underlying shares and the MSCI Brazil Index are different.  The performance of the underlying shares may not exactly replicate the performance of the MSCI Brazil Index because the iShares® MSCI Brazil Index Fund will reflect transaction costs and fees that are not included in the calculation of the MSCI Brazil Index.  It is also possible that the iShares® MSCI Brazil Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI Brazil Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the iShares® MSCI Brazil Index Fund and the MSCI Brazil Index or due to other circumstances.  The Investment Adviser may invest up to 10% of the iShares® MSCI Brazil Index Fund’s assets in shares of other iShares® funds that seek to track the performance of equity securities of constituent countries of the MSCI Brazil Index.

▪
The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.  MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the underlying shares.  However, the calculation agent will not make an adjustment for every event that could affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the securities may be materially and adversely affected.

▪
The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries

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▪
may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Hedging and trading activity by our subsidiaries could potentially affect the value of the securities.  One or more of our subsidiaries expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying shares), including trading in the underlying shares.  Some of our subsidiaries also trade the underlying shares and other financial instruments related to the underlying shares on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share price and, as a result, the downside threshold level which is the price above which the underlying shares must close on each determination date in order for you to earn a contingent quarterly payment or, if the securities are not called prior to maturity, in order for you to avoid being exposed to the negative price performance of the underlying shares at maturity.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the price of the underlying shares on the determination dates and, accordingly, whether the securities are automatically called prior to maturity and, if the securities are not called prior to maturity and the payout to you upon an automatic early redemption and, the payout to you at maturity.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, MS & Co. will determine the initial share price, the final share price, the contingent payment multiplier, whether the securities will be redeemed following any determination date, whether a market disruption event has occurred, whether to make any adjustments to the adjustment factor and the payment that you will receive upon an automatic early redemption or at maturity, if any.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or nonoccurrence of market disruption events, may affect the payout to you upon an automatic early redemption or at maturity.

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain.  There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes, and our counsel has not rendered an opinion as to their proper tax treatment.

Please read the discussion under “Fact Sheet – General Information – Tax considerations” in this document concerning the U.S. federal income tax consequences of an investment in the securities.  Subject to that discussion, you agree with us to treat each security for U.S. federal income tax purposes as a single financial contract that provides for a contingent quarterly payment which will be treated as gross income to you at the time received or accrued in accordance with your method of accounting.  If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income or loss on the securities might differ significantly from the tax treatment described herein.  Non-U.S. Holders should note that we currently intend to withhold on any contingent quarterly payment paid to Non-U.S. Holders and will not be required to pay any additional amounts with respect to amounts withheld.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein.

On December 7, 2007, the Treasury Department  and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not entirely clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors  should be subject to withholding tax.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdictions.

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Information about the Underlying Shares

The iShares® MSCI Brazil Index Fund. The iShares® MSCI Brazil Index Fund is an exchange-traded fund managed by iShares®, Inc. (“iShares”), a registered investment company.  iShares consists of numerous separate investment portfolios, including the iShares® MSCI Brazil Index Fund.  This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Brazil Index.  Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at.www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

This document relates only to the securities offered hereby and does not relate to the underlying shares.  We have derived all disclosures contained in this document regarding iShares from the publicly available documents described in the preceding paragraph.  In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we price the securities) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the securities and therefore the trading prices of the securities.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with iShares.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws.  As a purchaser of the securities, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BTC”).  The securities are not sponsored, endorsed, sold, or promoted by BTC.  BTC makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities.  BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

The MSCI Brazil Index.

The MSCI Brazil Index is calculated and disseminated by MSCI Inc., and is designed to provide representation of the equities market of Brazil.  See “Annex A—The MSCI Brazil Index” in these preliminary terms.

December 2010	Page 18

Contingent Income Auto-Callable Securities due December 24, 2012
Based on the Performance of the iShares® MSCI Brazil Index Fund

Historical Information

The table below sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of the underlying shares for each quarter in the period from January 1, 2005 through to December 8, 2010.  The closing price of the underlying shares on December 8, 2010 was $75.90.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical performance of the underlying shares should not be taken as an indication of its future performance, and no assurance can be given as to the price of the underlying shares at any time, including the determination dates.
iShares® MSCI Brazil Index Fund (CUSIP 464286400)	High ($)	Low ($)	Period End ($)
2005
First Quarter	25.54	19.80	22.78
Second Quarter	25.02	21.17	24.82
Third Quarter	33.45	23.65	33.32
Fourth Quarter	36.02	29.02	33.37
2006
First Quarter	43.14	33.37	39.95
Second Quarter	46.98	31.92	39.12
Third Quarter	40.88	36.11	38.47
Fourth Quarter	46.85	38.09	46.85
2007
First Quarter	49.32	42.70	49.22
Second Quarter	62.92	49.22	61.42
Third Quarter	74.58	51.28	73.55
Fourth Quarter	86.15	72.50	80.70
2008
First Quarter	88.23	69.26	77.03
Second Quarter	100.47	79.88	89.29
Third Quarter	87.78	50.99	56.31
Fourth Quarter	56.25	26.89	34.99
2009
First Quarter	40.89	31.75	37.70
Second Quarter	57.95	39.24	52.97
Third Quarter	67.64	49.17	67.64
Fourth Quarter	79.79	66.03	74.61
2010
First Quarter	77.79	62.84	73.64
Second Quarter	75.73	58.61	61.83
Third Quarter	76.95	62.97	76.95
Fourth Quarter (through December 8, 2010)	81.58	74.12	75.90

December 2010	Page 19

Contingent Income Auto-Callable Securities due December 24, 2012
Based on the Performance of the iShares® MSCI Brazil Index Fund

Currency Exchange Information

The following table sets forth the high, low and period-ending U.S. dollar/Brazilian real exchange rates for each quarter from January 1, 2005 through December 8, 2010.  The associated graph sets forth the currency’s currency performance relative to the U.S. dollar for such period.  We obtained the exchange rates listed below from Bloomberg Financial Markets, without independent verification.  The historical exchange rates for the Brazilian real should not be taken as an indication of future performance.
Brazilian real (BRL/USD)	High	Low	Period End
2005
First Quarter	2.7640	2.5665	2.6790
Second Quarter	2.6588	2.3325	2.3325
Third Quarter	2.4870	2.2140	2.2275
Fourth Quarter	2.3800	2.1615	2.3355
2006
First Quarter	2.3364	2.1040	2.1640
Second Quarter	2.3525	2.0555	2.1650
Third Quarter	2.2244	2.1230	2.1690
Fourth Quarter	2.1912	2.1294	2.1364
2007
First Quarter	2.1523	2.0444	2.0594
Second Quarter	2.0478	1.9045	1.9290
Third Quarter	2.0930	1.8336	1.8336
Fourth Quarter	1.8390	1.7330	1.7800
2008
First Quarter	1.8306	1.6689	1.7519
Second Quarter	1.7444	1.5915	1.6037
Third Quarter	1.9634	1.5600	1.9046
Fourth Quarter	2.5127	1.9176	2.3145
2009
First Quarter	2.4473	2.1765	2.3228
Second Quarter	2.2737	1.9231	1.9518
Third Quarter	2.0092	1.7670	1.7670
Fourth Quarter	1.7866	1.6989	1.7445
2010
First Quarter	1.8950	1.7200	1.7813
Second Quarter	1.8836	1.7270	1.8047
Third Quarter	1.7926	1.6873	1.6873
Fourth Quarter (through December 8, 2010)	1.7416	1.6530	1.7103

December 2010	Page 20

Contingent Income Auto-Callable Securities due December 24, 2012
Based on the Performance of the iShares® MSCI Brazil Index Fund

Brazilian real January 1, 2005 to December 8, 2010 (expressed as BRL per USD)

The exchange rates between the Brazilian real and the U.S. dollar are at any moment a result of the supply and demand for the two currencies, and changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political developments in other countries.  Of particular importance are rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in Brazil and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by Brazil, the United States and other jurisdictions important to international trade and finance.

December 2010	Page 21

Contingent Income Auto-Callable Securities due December 24, 2012
Based on the Performance of the iShares® MSCI Brazil Index Fund

Annex A

The MSCI Brazil IndexSM

The MSCI Brazil IndexSM is a stock index owned, calculated, and published by MSCI, a majority-owned subsidiary of Morgan Stanley.

Morgan Stanley obtained all information contained in these preliminary terms regarding the MSCI Brazil Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, and Morgan Stanley has not participated in the preparation of, or verified, such publicly available information.  That information reflects the policies of, and is subject to change by, MSCI.  Neither MSCI nor Morgan Stanley has any obligation to continue to calculate and publish, and may discontinue calculation and publication of the MSCI Brazil Index.

The MSCI Brazil Index is a free float adjusted market capitalization index of securities listed on the Sao Paulo Stock Exchange. MSCI targets an 85% free float adjusted market representation level within each industry group in Brazil.

Selection Criteria

The security selection process within each industry group is based on analysis of the following:  i) Each company’s business activities and the diversification that its securities would bring to the index.  ii) All other things being equal, MSCI targets for inclusion the most sizable securities in an industry group. Securities that do not meet the minimum size guidelines are not considered for inclusion.  iii) MSCI targets for inclusion the most liquid securities in an industry group.  MSCI does not define absolute minimum or maximum liquidity levels for stock inclusion or exclusion from the MSCI Brazil Index but considers each stock’s relative standing within Brazil and between cycles.  Only securities of companies with an estimated overall or security free float greater than 15% are generally considered for inclusion in the MSCI Brazil Index.

Index Calculation

The MSCI Brazil Index is computed generally by multiplying the previous day’s index level by the free float adjusted market capitalization level of each share in the MSCI Brazil Index on the prior day divided by the free float market capitalization level of each share in the MSCI Index on the current day. The numerator is adjusted market capitalization, but the denominator is unadjusted, meaning that the price adjustment factor is applied to the numerator, but not the denominator.

Maintenance of the MSCI Brazil Index

There are three broad categories of MSCI Brazil Index maintenance: an annual full country index review that reassesses the various dimensions of the equity universe in Brazil; quarterly index reviews, aimed at promptly reflecting other significant market events; and ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the index rapidly as they occur.

December 2010	Page 22